EXHIBIT 99.1

News Release

SuperGen Completes Acquisition of Astex Therapeutics

DUBLIN, Calif., July 20, 2011 — SuperGen, Inc. (NASDAQ: SUPG), a pharmaceutical company dedicated to the discovery and development of novel cancer therapies, announced it has closed the transaction to acquire Astex Therapeutics Limited (“Astex”), a privately held, UK-based biotechnology company developing targeted therapies.

Today, Astex Therapeutics Limited became a wholly owned subsidiary of SuperGen, Inc.  SuperGen purchased all outstanding shares of Astex for approximately $25 million in cash and 32.4 million shares of SuperGen common stock representing 35 percent of the total post closing shares outstanding. In addition, SuperGen will pay deferred consideration in the amount of $30 million in either stock or cash, at the discretion of the combined entity, over a period of 30 months. SuperGen has assumed all currently outstanding stock options of Astex.

“SuperGen is extremely pleased to close the transaction to acquire Astex Therapeutics Limited,” said James S. J. Manuso, chairman and chief executive officer of SuperGen.  “The resulting company is expected to be a significant force in oncology drug discovery and development, with a robust pipeline, expected potential future milestone-based revenues of up to $2 billion, plus royalties on approved products, and top-tier partnerships with GlaxoSmithKline, Eisai, Johnson & Johnson, Novartis, and AstraZeneca.”

In the third quarter of 2011, SuperGen intends to change its name to Astex Pharmaceuticals, Inc., and expects to be listed on NASDAQ under the symbol ASTX.

Management expects that Astex Pharmaceuticals, Inc. will become recognized as a global leader in innovative oncology drug discovery, development and commercialization, with estimated cash and cash equivalents of more than $120 million post deal closure. The company plans to leverage its royalty revenue stream from Dacogen® (decitabine) for Injection, marketed in North America by Eisai and in the rest of the world by Cilag GmbH International. The combined company’s clinical pipeline includes seven drugs in development, four of which are currently in or entering into Phase II clinical trials and three of which are currently partnered with large pharmaceutical companies.

Further information about this transaction is available at http://www.astex-supergen.com, or in the investor relations section of the SuperGen website at http://www.supergen.com. SuperGen plans to provide further information, including revised financial guidance, in its upcoming conference call for the 2011 second quarter.

About SuperGen

SuperGen is a pharmaceutical company dedicated to the discovery and development of novel cancer therapeutics in epigenetic and cell signaling modulation. The Company develops products through biochemical and clinical proof of concept to partner for further development and commercialization.  SuperGen developed Dacogen and receives significant royalties on global sales.

For more information about SuperGen, please visit http://www.supergen.com.

Contacts:

Timothy L. Enns	Susanna Chau
SuperGen, Inc.	SuperGen, Inc.
Senior Vice President	Manager
Corporate Communications & Business Dev.	Investor Relations
Tel: (925) 560-2810	Tel: (925) 560-2845
E-mail: tenns@supergen.com	E-mail: schau@supergen.com

Alan Roemer	Michael Ares
The Trout Group	Fleishman-Hillard
Managing Director	Senior Vice President
Tel: (646) 378-2945	Tel: (404) 739-0133
E-mail: aroemer@troutgroup.com	michael.ares@fleishman.com

Note on Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including but not limited to, statements regarding the combined entity’s ability to successfully integrate the development, research and financial operations of two organizations in two overseas locations, be a significant force in oncology drug development with a robust pipeline, meet cash projections, meet drug development milestones relating to up to $2 billion in potential revenues, have successful research and development capabilities, maintain strong partnerships with large pharmaceutical companies, and maintain revenue streams from Dacogen. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including, but not limited to, the ability of the parties to successfully integrate Astex Therapeutics Ltd., our ability to successfully change our name and list shares under a new ticker symbol, our expectations about being a global leader in biotech, and such other risks as identified in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, the Company’s most recent Quarterly Reports on Form 10-Q, and the Company’s Proxy Statement filed on May 2, 2011, each as filed with the SEC, which contain and identify important factors that could cause the actual results to differ materially from those contained in the forward-looking statements.  The Company assumes no obligation to update any forward-looking statement contained in this press release.